Exhibit 99.1

      Adept Technology Reports First Quarter Fiscal 2004 Results


    LIVERMORE, Calif.--(BUSINESS WIRE)--Oct. 22, 2003--Adept Technology, Inc. (OTCBB:ADTK.OB), a leading manufacturer of flexible automation for the semiconductor, life sciences, electronics and automotive industries, today reported financial results for its first quarter ended September 27, 2003. Net revenues for the quarter ended September 27, 2003 were $11.8 million, an increase of 15.0% from net revenues of $10.3 million for the quarter ended September 28, 2002. Gross margin for the quarter was 37.0% versus 19.6% for the same quarter a year ago. The improvement in gross margin primarily reflects higher standard margins due to increased sales of higher margin products and lower fixed manufacturing expenses resulting from facilities consolidation and the restructuring of the company's lease obligations for its Livermore facilities. In connection with the Livermore lease restructuring, the company issued a three year, $3.0 million convertible subordinated note due June 30, 2006 in favor of the landlord bearing an annual interest rate of 6.0%. Operating expenses for the quarter were $5.5 million, a decrease of 51.2% compared to $11.3 million for the quarter ended September 28, 2002. R&D and SG&A expenses for the quarter ended September 27, 2003 were $5.3 million, a decrease of 46.7% compared to $10.0 million for the same period a year ago. Adept reported a net loss of $1.3 million, or $0.08 per share, for the quarter ended September 27, 2003, versus a net loss of $9.1 million, or $0.63 per share, for the quarter ended September 28, 2002. The figures above include amortization charges of $0.2 million for the quarter ended September 27, 2003 and amortization and restructuring charges of $1.3 million for the quarter ended September 28, 2002. Adept's cash balance for the quarter ended September 27, 2003 closed at $2.6 million, down slightly from the previous quarter balance of $3.2 million.
    Brian R. Carlisle, Chairman and Chief Executive Officer of Adept noted, "Results for the first quarter of fiscal 2004 were in line with our expectations, and reflect the culmination of our restructuring efforts over the past twelve months. For the second quarter in a row, we had a positive book-to-bill ratio indicating that we may be seeing signs of stabilization across all of the markets we serve. Revenue increased from the same quarter a year ago, with year-over-year growth occurring in all three of the company's business segments. Our next generation control architecture and Smart Cobra robots began shipping in volume in the first quarter, contributing to the revenue growth and margin improvement specifically in our components business. Operating expenses were down significantly from the same quarter a year ago due largely due to headcount reductions and facilities consolidation. Facilities expenses also decreased as a result of the restructuring of our Livermore lease. We believe the introduction of our new products coupled with the expense reductions we have realized position the company well for a future market recovery." Cash remains an area of concern and the company will continue to seek to tightly manage controllable expenses and working capital to meet operating requirements in the near term. While Adept is focusing energy on managing short-term cash needs, it is continuing to aggressively pursue external financing to address longer-term requirements.
    The company is in a very precarious cash position, and because of certain regulatory restrictions on Adept's ability to move certain cash reserves from its foreign operations to its U.S. operations, the company may have limited access to a portion of our existing cash balances. Adept's ability to continue to meet operating requirements through fiscal 2004 is predicated upon certain critical assumptions, including (i) that the company's restructuring efforts do effectively reduce operating costs as estimated by management and do not impair its ability to generate revenue, (ii) that the company is able to favorably settle pending litigation related to its San Jose lease, including both the aggregate amount and the timing of any settlement payments, (iv) that the company will not incur additional unplanned capital expenditures in fiscal 2004, (v) that the company will continue to receive funds under its existing accounts receivable financing arrangement or a new credit facility, (vi) that the company will receive continued timely receipt of payment of outstanding receivables, and not otherwise experience severe cyclical swings in its receipts resulting in a shortfall of cash available for its disbursements during any given quarter, and (vii) that the company will not incur unexpected significant cash outlays during any quarter.

    Business Highlights

    -- Adept announced new low-cost wafer handling equipment front-end module (EFEM) for semiconductor process tools.

    -- Adept announced the release of PC-based Adept ActiveV+(TM) software that allows real-time control of Adept robots and motion controllers.

    -- Adept announced price reduction on SmartModules systems; price reduction on select Adept SmartModules linear mechanisms and SmartModules controllers.

    -- Adept announced introduction of new robots controlled directly from Allen-Bradley PLC.

    -- Adept selected by Tegal's Sputtered Films subsidiary to provide automated reticle handling for its thin-film deposition tool.

    -- Adept selected by MSP Corporation to provide wafer handling for its particle wafer deposition tool.

    Adept's Outlook

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

    -- The company expects net revenues for the second quarter of fiscal 2004 to be up slightly from first quarter fiscal 2004 net revenues of approximately $11.8 million.

    -- The company expects its gross margin percentage to improve slightly for the second quarter of fiscal 2004.

    -- Operating expenses in the second quarter of fiscal 2004 are expected to trend down as compared to first quarter of fiscal 2004 expenses of approximately $5.3 million.

    -- The cash balance as of the end of the second quarter of fiscal 2004 is expected to be approximately $1.8 million. This cash forecast and Adept's continued ability to meet operating requirements are predicated on the critical assumptions described above.

    -- Depreciation and amortization is expected to be approximately $0.7 million in the second quarter of fiscal 2004.

    Investor Conference Call

    Brian Carlisle, Chairman and Chief Executive Officer, Michael Overby, Vice President and Chief Financial Officer, and John Dulchinos, Vice President Sales, will host an investor conference call today, October 22, 2003 at 5:00p.m. Eastern Time to review the company's financials and operations for the first quarter of fiscal 2004. The call will include statements regarding the company's anticipated financial performance in the second quarter of fiscal 2004. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.companyboardroom.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, October 22, 2003 to Wednesday, October 29, 2003. Listeners should call 800.428.6051 and use PIN No. "309840."

    This press release contains certain forward-looking statements including statements regarding cash balances expenses, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers ability to pay invoices in a timely manner, the risk that some of its customers may become insolvent, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the company's continuing operating losses causing the company to need to raise additional financing in the future; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace. In addition, management's estimate of cash available during any fiscal quarter is based upon its estimates as to the timing of cash receipts and when its obligations become due during the fiscal quarter. If management's estimates of timing or amounts prove inaccurate, the company could consume substantially all of its cash.
    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

    Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions to its customers in many industries including the food, electronics/communications, automotive, appliance, semiconductor, original equipment manufacturer, or OEM, and life sciences industries. Adept utilizes its comprehensive product portfolio of high precision mechanical components, solid state controllers and application development software (not generally sold separately) to deliver automation solutions that meet its customer's increasingly complex manufacturing requirements. Adept was incorporated in California in 1983. More information is available at www.adept.com.



                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (in thousands, except per share data)


                                                  Three months ended
                                                 --------------------
                                                  Sept. 27,  Sept. 28,
                                                    2003       2002
                                                 ---------  ---------

Net revenues                                       $11,817    $10,275
Cost of revenues                                     7,445      8,256
                                                  ---------  ---------
Gross margin                                         4,372      2,019
Operating expenses:
  Research, development and engineering              1,862      3,522
  Selling, general and administrative                3,447      6,445
  Restructuring expenses                                 -      1,136
  Amortization of other intangibles                    178        150
                                                  ---------  ---------
Total operating expenses                             5,487     11,253
                                                  ---------  ---------

Operating loss                                      (1,115)    (9,234)

Interest income (expense), net                        (132)       179
                                                  ---------  ---------

Loss before income taxes                            (1,247)    (9,055)

Provision for income taxes                              13         31
                                                  ---------  ---------
Net loss                                           $(1,260)   $(9,086)
                                                  =========  =========

Basic and diluted net loss per share:               $(0.08)    $(0.63)
                                                  =========  =========

Basic and diluted number of shares used in
  computing per share amounts                       15,395     14,327
                                                  =========  =========



                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                  Sept. 27,   June 30,
                                                    2003       2003(a)
                                                 -----------  --------
                                                 (unaudited)
ASSETS

Current assets:
    Cash, cash equivalents and short term
     investments                                     $2,643    $3,234
    Accounts receivable, less allowance for
     doubtful accounts of $1,364 at
     September 27, 2003 and $1,124 at
     June 30, 2003                                   12,104    10,948
    Inventories                                       7,198     7,122
    Prepaid expenses and other current assets         1,040       717
                                                 -----------  --------
           Total current assets                      22,985    22,021

Property and equipment at cost                       11,657    11,751
Less accumulated depreciation and amortization        9,025     8,591
                                                 -----------  --------
Net property and equipment                            2,632     3,160

Goodwill                                              7,671     7,671
Other intangibles, net                                  998     1,176
Other assets                                          1,662     1,753
                                                 -----------  --------
           Total assets                             $35,948   $35,781
                                                 ===========  ========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
    AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                 $7,612    $6,094
    Other accrued liabilities                         5,780     5,624
    Accrued restructuring charges                     3,040     3,122
                                                 -----------  --------
           Total current liabilities                 16,432    14,840

Commitments and contingencies

Long term liabilities:
    Restructuring charges                               274       383
    Subordinated convertible note                     3,051     3,007
    Other long term liabilities                       4,028     4,134

Redeemable convertible preferred stock               25,000    25,000

Total shareholders' equity (deficit)                (12,837)  (11,583)
                                                 -----------  --------

           Total liabilities and shareholders'
            equity (deficit)                        $35,948   $35,781
                                                 ===========  ========

(a) Based on audited information included on Form 10-K for fiscal year ended June 30, 2003.

    CONTACT: Adept Technology, Inc.
             Val Cureton, 925-245-3490 (Press Contact) info@adept.com
             Michael Overby, 925-245-3423 (Investor Relations Contact) investor.relations@adept.com